Exhibit 99.7
CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR
     I, Richard N. Kender, hereby consent to being named in the Registration Statement on Form S-4 of ev3 Inc. dated August 17, 2007, and any amendments (including post-effective amendments) thereto, as a person to become a director of ev3 Inc. upon the consummation of the merger described therein.
Dated: August 17, 2007
/s/ Richard N. Kender
Richard N. Kender